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                                                                  [LETTERHEAD]








                                           Beekman Sorensen Bedrijfsmakelaardij
                                                             Aalsmeerderweg 606
                                                             Rozenburg SCHIPHOL
                                                                   Postbus 3109
                                                              2130 KC Hoofddorp
                                                       Telefoon 020 - 3 166 166
                                                            Fax 020 - 3 166 160





STANDARD LEASE FOR
OFFICE SPACE



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                                                                   [LETTERHEAD]


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GENERAL CONDITIONS FOR LEASING OFFICE SPACE
and other business premises NOT under section 7A:1624 CC
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According to the standard text decided upon by the RAAD VOOR ONROERENDE ZAKEN
(Council for Real Estate deposited on 29 February 1996, under registration number 34/1996 with the Clerk of the Court in the Hague. The Council is not liable for any adverse consequences of the use of the standard text. The purpose of the headings above the articles in these General Conditions is only to improve their readability. The content and import of the clause covered by the heading is therefore not limited to such heading.
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THE LEASED PREMISES

1.1 The Leased Premises include the installations and facilities which are present, in as much as these are not excluded in the certified description accompanying the lease.

1.2 The Leased Premises will be made available for occupation and accepted in the state outlined in the certified description accompanying the lease or, in the absence of such a description, in the state at the commencement of the lease, in a good state without faults.

USE

2.1 The Lessee will make actual and proper use of the Leased Premises himself during the entire term of the lease, exclusively for the purpose stipulated in the lease. He shall in doing so observe existing limited rights and requirements which have been or may be made by government authorities or public utility companies. He shall provide the Leased Premises with sufficient furniture and fixtures and keep the same so provided.

2.2 The Lessee shall act in accordance with the law and local regulations and in accordance with accepted practice as regards leasing, with regulations issued by the authorities, public utility companies, the insurers and, if applicable, with the regulations of the agency responsible for the sprinkler system and the "STICHTING NEDERLANDS INSTITUUT VOOR LIFTECHNIEK" and other competent authorities to issue the necessary certificates. The Lessee shall also observe the instructions given in writing or by word of mouth by or on behalf of the Lessor in the interests of the proper used of the Leased Premises and of the inside and outside areas, the installations and fixtures in the building or complex which the Leased Premises are part of. This shall include instructions regarding the maintenance, appearance, noise level, public order, fire protection, parking and the correct operation of the installations and the building or the complex which the Leased Premises are part of.

2.3 The Lessee may not create any nuisance or cause any inconvenience when using the Leased Premises or the building or the complex of which the Leased Premises form a part and will ensure that any third party present on his behalf do likewise.

2.4 The Lessor has the right and the duty to use the common facilities and services which are or will be available in the interest of the proper functioning of the complex which the Leased Premises are part of.

LICENSES.

2.5.1 The Lessee shall obtain the licenses and/or exemptions required to carry on the business for which the Leased Premises are intended. Refusal or suspension of the same shall not give cause for cancelling or annulling the lease or for undertaking any other action against the Lessor.

2.5.2 If alterations or improvements to the Leased Premises are necessary in connection with 2.5.1, whether or not as a result of regulations issued by authorities, it is the Lessee's responsibility (without prejudice to the conditions in 2.6 and 2.10) to ensure that the activities to that purpose are carried out in accordance with the requirements made or to be made by the authorities and that any necessary licences are obtained, while the costs of the alterations or improvements will be met by the Lessee.

ENVIRONMENT

2.6.1 If upon commencement or during the term of the lease an environmental investigation is started with respect to the Leased Premises and afterwards during the term of the lease or immediately upon termination of the lease - in a similar investigation - the concentrations of one or more substances found on, in, at or around the Leased Premises are higher than those of the earlier investigation, the Lessee shall compensate the damage arising from the contamination and he shall be liable to the Lessor for expenses relating to the removal of such contamination or for the taking of actions. The Lessee shall indemnify the Lessor against claims of third parties, including government agencies.







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                                                                   [LETTERHEAD]

2.6.2 The provision of 2.6.1 is not applicable if the Lessee shows that the contamination has neither been caused by any fault or negligence of himself, his personnel or persons or objects under his supervision, nor by any circumstances which can be imputed to the Lessee.

2.6.3 The Lessor shall not indemnify the Lessee against (government) orders for further investigation or the taking of actions.

WASTE PRODUCTS/CHEMICAL WASTE

2.7 Where directives or regulations by the government or other competent authorities are applicable to the (differentiated) presentation of waste products, the Lessee shall continuously and carefully observe the same. In case of non-observance or incomplete observance of this obligation the Lessee shall be liable for any resulting financial, criminal and possibly other consequences.

ADVERTISEMENTS

2.8 Where the Leased Premises are part of a building or complex, the Lessor shall have the right to make use of the roofs, outer walls, gardens and grounds of that building or complex for (illuminated) advertisements, signs and the like, both for his own benefit and for the benefit of the Lessee or any third party. In exercising this right, the Lessor will take account of the Lessee's interests.

APARTMENT TITLES (APPARTEMENTSRECHT)

2.9.1 If the building, or the complex of which the Leased Premises are part, is or is to be subdivided into apartment titles, the Lessee will be required to observe the regulations arising from the property division agreement and rules governing their use. The same applies if the building or complex of buildings is or becomes the property of a cooperative.

2.9.2 Insofar as this is within his power, the Lessor shall not assist in the formulation of regulations which are in conflict with the lease.

2.9.3 The Lessor will ensure that the Lessee is provided with the regulations regarding use as referred to in 2.9.1.

PROHIBITIONS AND REGULATIONS REGARDING PUBLIC ORDER

2.10.1  The Lessee is not permitted:

a. to have environmentally hazardous materials, including malodorous, inflammable or explosive substances, in, on, attached to or in the immediate vicinity of the Leased Premises, unless such materials are part of the normal carrying on of a profession or business;

b. to burden floors of the Leased Premises or the building or complex of which the Leased premises form a part more than is technically permissible or specified in the lease;

c. to make such use of the Leased Premises that as a result of this use the soil or environment becomes polluted, the Leased Premises suffer damage, or the appearance of the Leased Premises is adversely affected, which is understood to include the use of vehicles as a result of which the floors may be damaged.

d. to make any alterations or additions in, on or to the Leased Premises which are in conflict with regulations of the authorities and of public utility companies or with the conditions under which the owner of the Leased Premises acquired ownership of the Leased Premises or with any other limited rights, or to make alterations or additions which create a nuisance for other Lessees or the neighbours or hinder them in their use.

2.10.2 Without the Lessor's prior written permission the Lessee shall not be permitted:

a. to make alterations or additions in, on or to the Leased Premises, which shall include making holes in the outer walls;

b. to affix or have in, on, or to the Leased Premises or in the immediate vicinity, any objects, including name boards, advertisements, bill boards, announcements, publications, buildings, wooden structures, scaffolding, packing materials, goods, vending machines, lighting, awnings, aerials with fittings, flag poles, etc., or to render windowpanes opaque;

c. to enter or allow others to enter the service and installation areas, roof terraces, roofs and drains and the areas and places not reserved for general use in the Leased Premises or the complex of which the Leased Premises form a part, unless for work which the Lessee is required to carry out under this agreement.

d.  To park vehicles in places other than those appropriated for this purpose.

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                                                                   [LETTERHEAD]

2.10.3 The Lessor shall not be liable in any way whatsoever for any alterations or additions referred to in 2.10.2(a) and (b).

2.10.4 The Lessee shall keep fire fighting equipment and fire exits in the Leased Premises free and clear at all times.

2.10.5 If the Leased Premises include a lift, rolling carpet, escalator or automatic door mechanism, or if the Leased Premises can be reached by one or more of the said facilities, the use of such facilities shall be entirely at a person's own risk. All regulations issued or to be issued by or on behalf of the Lessor, the installer concerned or the authorities must be carefully observed. If and for as long as this is necessary, the Lessor may put the said facilities out of operation without the Lessee being entitled to any damages or a reduction in rent.

2.10.6 Where objects installed by the Lessee (including advertisements or other signs) must be removed temporarily in connection with maintenance or repair work to the Leased Premises, or the building or complex of which the Leased Premises form part, the expenses or removal, possible storage and reinstallment shall be at the Lessee's expense and risk, regardless of whether the Lessor has given permission for the installations of the objects concerned.

APPLICATIONS/PERMISSION

2.11.1 If the Lessee requires any deviation from and/or addition to any provision of this agreement, the Lessee shall file his application for such deviation of and/or addition in writing.

2.11.2 If and to the extent that any provision of this agreement requires the Lessor's permission, it shall only be deemed granted if given in writing.

2.11.3 Any permission granted by the Lessor shall be for one instance only and shall not apply to other or subsequent cases. The Lessor shall be entitled to make his permission conditional.

SUBLETTING

3.1 Subject to the Lessee's prior permission, the Lessee shall not be permitted to relinquish all or part of the Leased Premises to any third party letting, subletting or allowing the use of the same, or by transferring the rights of lease in whole or in part to any third party or by bringing these rights into a partnership, or a legal entity.

3.2 In the event that the Lessee acts in breach of the above provision he will forfeit to the Lessor for every calendar day that the breach continues an immediately payable fine, equal to two times the then current daily rent payable by the Lessee, without prejudice to the Lessor's right to demand compliance or cancellation, as well as damages.

RENT ADJUSTMENT

4.1 Any adjustment of the rent as agreed in 4.3 of the lease will occur on the basis of the revisions of the monthly index figure according to the consumer's price index (CP) series CPI Employees Low (1990 = 100), as published by the Central Bureau of Statistics (CBS).

The adjusted rent will be calculated according to the following formula: the adjusted rent is equal to the current rent on the adjustment date, multiplied by the index figure of the calendar month which lies four calendar months before the calendar month in which the rent is adjusted, divided by the index figure of the calendar month which lies sixteen calendar months before the calendar month in which the rent is adjusted.

4.2 The rent will not be adjusted if such adjustment would lead to a lower rent than the most recent rent. In that case, the most recent rent shall remain unchanged, until at a next indexing the index figure of the calendar month, which lies four calendar months before the calendar month in which the rent is adjusted, is higher than the index figure of the calendar month, which lies four calendar months before the calendar month in which the last rent adjustment occurred. At that time the index figures of the calendar months referred to in the previous sentence shall be used in that adjustment.

4.3 The adjusted rent will come into force even if the Lessee is not informed of this.

4.4 If the CBS discontinues publication of the said consumer index figure or if the basis of the calculation is changed, an index figure adjusted to this or as similar to this as possible will be used. In the event of any dispute in this regard, the party who takes action first may request a statement from the director of the CBS which will be binding on all parties. Each party will pay half of any costs arising from this.

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                                                               [LETTERHEAD]

END OF LEASE OR USE

5.1 Subject to any statutory right the Lessee shall at the end of the lease, or on termination of the use, deliver the Leased Premises to the Lessor in the original state, as set out in the certified description drawn up at the commencement of the lease as referred to in 1.2 and, in the absence of such description, in a good state, entirely vacated, free of use or rights to use and properly cleaned and return all keys, keycards and the like to the Lessor. The Lessee shall remove at his own expense all objects added to the Leased Premises or acquired by him from the previous Lessee or user. The Lessor shall not be required to pay any sum for objects that are not removed.

5.2 If the Lessee has terminated the use of the Leased Premises, whether or not in due time, without returning the keys to the Lessor, the Lessor shall be entitled to consider the lease to have expired, to gain access to the Leased Premises at the Lessee's expense and to take possession of it, without the Lessee having any right to damages or any other rights.

5.3 Any objects which the Lessee may be deemed to have abandoned by leaving them in the Leased Premises on actually vacating the Leased Premises may be removed at the expense of the Lessee by the Lessor, at the latter's discretion and without any liability on his account, unless the Lessor has been informed that the subsequent lessee has taken over the objects.

5.4 The parties shall inspect the Leased Premises together in good time before the end of the lease or the use of it. The parties shall make a report of this inspection, in which they shall record their findings. This report will also set out which work in respect or repairs which appeared to be necessary at the time of the inspection and the established outstanding maintenance for which the Lessee is required to meet the costs, must still be carried out at the Lessee's expense and in what way this must be done.

5.5 If the Lessee does not cooperate in the inspection and/or in the recording of the findings and agreements in the inspection report within a reasonable period, after having been duly given the opportunity to that effect, the Lessor shall have the right to carry out the inspection without the Lessee being present and to determine the report to be binding on both parties. The Lessor shall give the Lessee a copy of the report without delay.

5.6 The Lessee shall carry out or cause the carrying out of the repairs he is required to carry out on the basis of the inspection report within the term specified in the report - or to be further agreed by the parties - to the satisfaction of the Lessor.

If the Lessee, after having been given notice of default, fails completely or partly to fulfil the obligations arising from the report, the Lessor shall have the right to have the relevant work carried out himself and to recover the consequential costs from the Lessee.

5.7 For the period required to carry out the repairs, calculated from the date of termination of the lease, the Lessee will be in debt to the Lessor for a sum calculated on the basis of the most recent rent and additional supplies and services, without prejudice to the Lessor's claim for compensation for further damages and costs.

DAMAGE

6.1 The Lessee shall take appropriate steps in due time to prevent and limit damage to the Leased Premises, such as damage caused by short circuits, fire, leakage, storms, frost and any other weather condition, the inward or outward flow of liquids and gases. The Lessee shall inform the Lessor immediately if such damage or an event such as referred to in 6.5 occurs or seems likely to occur.

6.2 If the Lessee has the possibility to do so, the foregoing shall also apply to the building or complex of which the Leased Premises form part.

6.3 The Lessee shall be responsible to the Lessor for any damage and loss to the Leased Premises, unless the Lessee proves that he, the persons he had admitted to the Leased Premises, his staff or the persons for whom he is responsible are not to blame or that negligence cannot be held against him in that respect.

6.4 The Lessee shall indemnify the Lessor against penalties which are imposed on the Lessor for actions or negligence of the Lessee.

6.5 The Lessor shall not be liable for any damage done to the person or goods of the Lessee or of third parties - and the Lessee shall indemnify the Lessor against liability for claims from third parties in this respect - due to the emergence and the consequences of visible and invisible faults in the Leased Premises or the complex of which the Leased Premises form part, or which arise due to the occurrence of weather conditions, impediments to the accessibility of the Leased Premises.

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                                                                  [LETTERHEAD]

Impediments to the supply of gas, water, electricity, heating, ventilation or air conditioning, due to faults in the installations and apparatuses, due to the inward and outward flow of liquids and gases, due to fire, explosion and other occurrences, due to disruption of the benefits of leasehold or due to disruption or faults in supplies or services, all of which to the exception of cases of damage resulting from gross faults or serious negligence on the part of the Lessor in respect of the state of repair of the Leased Premises or of the building or complex of which the Leased Premises form a part.

6.6 The Lessor shall not be responsible for the Lessee's loss in trade resulting from the activities of other lessees or obstructions to the use of the Leased Premises caused by third parties, except in the event of gross fault or serious negligence of the Lessor in that respect.

INTERIM TERMINATION, DEFAULT

7.1  If the Lessee

-    does not pay the sums due by him at the specified times;
- ceases to practise his profession or carry on his business wholly or for a large part in the Leased Premises;
-    does not comply with any other condition of the lease;
-    does not heed any condition attached to permission given by the Lessor;
-    loses power to dispose of his capital or a part of it;
- loses his status as a legal entity, is wound up or in actual fact is liquidated, provided that the Lessee is not a natural person;
-    is declared to be bankrupt;
- offers a settlement in lieu of bankruptcy, or if the goods of the Lessee are attached;
-    dies;

the Lessor shall have the right to terminate the lease prematurely. This shall only be preceded by a notice if the law so requires.

7.2 If any specified period of payment should lapse or if any situation as mentioned above should arise, the Lessee will be in default as a consequence.

7.3 The Lessee shall compensate the Lessor for all damage, costs and interests as a result of a situation as mentioned in 7.1 and as a result of premature termination of the lease, even in the event that he is granted a moratorium of payments or is declared bankrupt.

This damage shall include in any case the rent, the expenses for additional supplies and services, including heating costs, V.A.T. and the other amounts due, the costs of reletting the Leased Premises as well as all costs incurred by the Lessor in actions in and out of court, including those for legal assistance with regard to a situation as referred to in 7.1.

7.4 The provisions of 7.1 to and including 7.3 shall not exclude the Lessor's right to exercise his other rights, including his right to demand payment or performance with damages.

BANK GUARANTEE

8.1 As security for the correct fulfillment of his obligations arising from the lease, the Lessee shall present the Lessor with a bank guarantee at the signing of the lease according to a specimen indicated by the Lessor, for an amount to be specified in the lease and related to the Lessee's payment obligations to the Lessor, increased by the applicable V.A.T. This bank guarantee shall also apply to extensions of the lease including amendments to it and shall remain valid until six months after the date on which the Leased Premises are actually vacated and the lease is terminated. This bank guarantee shall in addition apply to the Lessor's assigns.

8.2 The Lessee may not demand a settlement for any amount against the bank guarantee.

8.3 In the event that a claim is made against the bank guarantee, the Lessee shall at the Lessor's first request arrange for a new bank guarantee which meets the requirement stated in 8.1 and 8.4, for the full sum.

8.4 After an upward adjustment of the rent, of the expenses for supplies and services or of the advance payments for these, the Lessee shall take immediate steps to ensure that a new bank guarantee is issued for a sum adjusted to the new payment obligations.

8.5 If the Lessee does not fulfil his obligations as set out in this clause, he shall forfeit to the Lessor for every breach an immediately payable fine of NLG 500.00 per calendar day he remains in default after he has been informed of his omission by registered letter.
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                                                                [LETTERHEAD]

MAINTENANCE AND PRESERVATION

AT THE LESSOR'S EXPENSE

9.1 Unless it concerns work which may be considered to be of a limited nature and day-to-day repairs as referred to in the law (section 7A:1619 Dutch Civil
Code) or work on objects which are not installed by or on behalf of the Lessor, the following shall be at the expense of the Lessor:

a. maintenance, repair and renovation of structural parts of the Leased Premises, such as foundations, pillars, beams, concrete floors, roofs, terraces, structural walls, outer walls;

b. maintenance, repairs and renovation of staircases, stairs, sewers, drains, gutters, outer casings of windows and doors, and the like. In respect of sewers the condition set out in 9.2.4 shall remain in full force;

c. replacement of parts and renovation of installations such as lifts, central heating installations and fire hydrant boosters;

d.  exterior paint work.

AT THE LESSEE'S EXPENSE

9.2.1 All other maintenance, repairs and renovations such as the following shall be at the expense of the Lessee:

a. exterior maintenance if and insofar as it concerns work which must be considered to be of a limited nature and day-to-day maintenance in terms of the law (section 7A:1619 Dutch Civil Code), as well as interior maintenance which does not include maintenance as referred to in 9.1 without prejudice to the further conditions hereof;

b. maintenance, repair and renovation of hinges and locks, plate glass, window glass and other glass, both inside and out;

c. maintenance, repair and renovation of roller blinds, Venetian blinds, awnings and other blinds;

d. maintenance, repair and renovation of switches, sockets, doorbell systems, light bulbs, lighting (including fittings), carpeting, upholstery, interior paint work, sinks, toilet facilities;

e. maintenance, repair and renovation of pipes and taps of gas, water, electricity from the metre or main tap with all appurtenances, subject to renovation for normal wear;

f. maintenance, repair and renovation of fences as well as maintenance of gardens and maintenance of the grounds;

g. daily maintenance and repair (and renovation of small parts) of the technical installations of the Leased Premises.

9.2.2 The Lessee shall pay for maintenance, repair and renovation of objects which have been or will be installed by or on behalf of the Lessee under an approximate estimate made available to him by the Lessor.

9.2.3 The Lessee shall furthermore pay for the care for cleaning the Leased Premises and keeping the same clean, both inside and out, which shall include the cleaning of windows, window frames and outer walls of the Leased Premises.

9.2.4 In addition the Lessee shall be responsible for the emptying of grease traps, the cleaning and unblocking of cesspits, gutters and all drains/sewers of the Leased Premises up to the municipal main sewers, the sweeping of chimneys and the cleaning of ventilation ducts.

9.3 If the Lessee fails to carry out maintenance, repairs of renovations at his own expense after being reminded - or if these are carried out badly or injudiciously in the opinion of the Lessor - the Lessor shall be entitled to carry out this work or have it carried out at the expense and risk of the Lessee.

If the work to be carried out at the expense of the Lessee can brook no delay, the Lessor shall be entitled to carry out this work or to have it carried out at the Lessee's expense.

9.4 In the event of maintenance, repair and renovation work to be carried out by the Lessor, the Lessor will consult with the Lessee in advance in which case the latter interests may be taken into consideration where possible. Extra costs for work to be carried out at the Lessee's request outside normal working hours, shall be at the Lessee's expense.

9.5 The Lessee shall be responsible for the proper and competent use and maintenance of the Leased Premises including the technical installations in the Leased Premises. The Lessee shall at his own expense and risk conclude service contracts. Service contracts for the installations shall be approved in advance by the Lessor. As far as the maintenance is concerned the above conditions shall apply except and to the extent that 12.2 is applicable.

9.6 The Lessee shall notify the Lessor immediately in writing of any faults to the Leased Premises.

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                                                                  [LETTERHEAD]

9.7 If the Lessee an the Lessor have agreed that the objects which are at the expense of the Lessee under this clause are not carried out on the instruction of the Lessee but of the Lessor, the costs of the same shall be passed on by the Lessor to the Lessee. The Lessor shall in a number of cases conclude maintenance contracts for such purpose.

ADJUSTMENTS

10. If the Lessor considers it necessary to carry out maintenance, repairs, renewals, including extra facilities and alterations, renovations or other work in, on or to the Leased Premises or the building or complex of which the Leased Premises form part or on the adjoining properties, or to have such work carried out, or if such work is necessary due to (environmental) requirements or measures by the authorities or public utility companies, the Lessee shall permit and suffer this work and these measures and the inconvenience, if any, without being able to claim damages, reduction of his payment obligations or cancellation of the lease, even if all of this lasts for longer than forty days, without prejudice to the provisions of section 7A:1589 Dutch Civil Code. In the execution of the work the Lessor shall take account of the Lessee's interests where possible.

ACCESS OF THE LESSOR

11.1 If the Lessor wants (to have) an assessment of the Leased Premises, or wants to carry out the work as referred to in 2.6, 5, 9.3 or 10, the Lessee shall give the Lessor, or the person who will report to the Lessee for this purpose, access to the Leased Premises and enable the latter to carry out the necessary work.

11.2 For the purpose of 11.1 the Lessor and all persons designated by him shall be entitled to enter the Leased Premises after consultation with the Lessee on working days between 7:00 a.m. and 5:30 p.m.
The Lessor shall be entitled to enter the Leased Premises in cases of emergency without consultation and where necessary outside the specified times.

11.3 In the event of the intended sale or auction of the Leased Premises and after termination of the lease, the Lessee shall, after prior notice by the Lessor or his attorney, without compensation, provide an opportunity for inspection of the Leased Premises during at least two working days every week. He will permit the usual notices or posters "To Let" or "For Sale" on or near the Leased Premises.

COSTS OF SUPPLIES AND SERVICES

12.1 In addition to the rent, the Lessee will meet the costs incurred for the use of water and electricity for the Leased Premises, including the costs for concluding an agreement for the supply and for the hiring of a meter, as well as any other costs and penalties charged by public utility companies. The Lessee shall himself conclude the agreements for supplies with the institutions involved, unless the Leased Premises have no separate connections and the Lessor sees to these matters as part of the agreed supplies and services.

12.2 If the parties have agreed on additional supplies and services to be rendered by the Lessor, the Lessor will determine the sum payable by the Lessee on the basis of the costs arising from the supplies and services and the accompanying administrative tasks. This also applies to technical installations and other supplies and services. If the Leased Premises form part of a building or a complex and the suppliers or services also relate to other parts of the same, the Lessor shall determine a reasonable sum payable by the Lessee for the Lessee's share of the cost of such supplies and services. The Lessor need not take account of the fact that the Lessee may not make use of one or more of these supplies or services. If one or more sections of the building or the complex are not in use, the Lessor will ensure when determining the Lessee's share that this share is not larger than it would be if the entire building or complex were in use.

12.3 The Lessor shall render to the Lessee on an annual basis an itemised statement of the cost of supplies and services, specifying the way in which these have been calculated and the Lessee's share of the costs, where applicable.

12.4 At the end of the lease a statement shall be provides for the period not yet covered. The last statement shall be provided after expiry of a maximum of 14 months calculated from the period on which the previous statement was provided. Neither the Lessee nor the Lessor shall claim early settlement.

12.5 If the statement on the period in question, taking account of advance payments, shows any shortfall in payments by the Lessee or any excess receipts by the Lessor, these will be paid or reimbursed within one month of the statement being issued. Any disputes as to the correctness of the statement shall provide no grounds for suspension of this obligation.

12.6 The Lessor has the right to alter or cancel the type and range of supplies and services after consulting the Lessee.

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                                                                  [LETTERHEAD]

12.7 The Lessor has the right to adjust the advance payments payable by the Lessee of the expenses for supplies and services prematurely to the costs he expects to incur, inter alia in an event as referred to in 12.6

12.8 In the event that heating and/or hot water are included in the supplies and services, the Lessor may adjust the method of determining the consumption of these and the Lessee's share in the cost of this consumption after consultation with the Lessee.

12.9 If the consumption of heating and/or hot water is measured using meters and a dispute arises regarding the Lessee's share in the costs of consumption as a result of the failure of malfunctioning of these meters, this share shall be determined by a company specialised in measuring and determining consumed heating and/or warm water consulted by the Lessor. This shall also apply in case of damage, destruction of fraud in relation to meters, without prejudice to any other claims the Lessor may have against the Lessee in such a case, such as a claim for repairs to or replacement of the meters and compensation for damage suffered.

12.10 Save in the event of serious negligence or gross fault, the Lessor shall not be liable for any damage as a result of the malfunctioning or improper supply of the supplies and services referred to herein. Nor shall the Lessee be able to claim rent reduction in such cases.

COSTS

13. In all cases in which the Lessor has a warning notice, a notice of default or a writ served on the Lessee, or in the case of actions against the Lessee to coerce him to act in accordance with the lease or to evict him, the Lessee shall be required to reimburse the Lessor for all costs incurred, both in and out of court, except for legal costs payable by the Lessor by virtue of a final decision by the court. The costs to be incurred will be set in advance by the parties at an amount which shall not be less than the usual rate charged by bailiffs.

PAYMENTS

14.1 The payment of rent and all amounts payable under this lease will be made at the latest on the due date in legal Dutch tender - without any suspension, discount, reduction, or settlement with a claim which the Lessee has, or has in his opinion, against the Lessor - by payment or transfer to an account specified by the Lessor. The Lessor shall be free to alter the place or manner in which payment is to be made by giving the Lessee written notice to this effect. The Lessor shall be entitled to determine the outstanding amount under the lease from which payments received from the Lessee will be deducted, unless the Lessee specifically states otherwise upon payment. In the latter case section 6:50 of the Dutch Civil Code shall not be applicable.

14.2 Every time when an amount owed by the Lessee by virtue of the lease is not paid promptly on the due date, the Lessee will forfeit to the Lessor by operation of the law as of the due date an immediately payable fine of 2 per cent a month of the amount owing with a minimum of NLG 250.00 per calendar month, with each month after commencement counting as a full month.

TAXES, EXPENSES, LEVIES, PREMIUMS ETC.

15.1 If it has been agreed that V.A.T. will be charged on the rent, the Lessor shall file an application as referred to in 5.2 of the lease to the inspection in question.

15.2 If application is not to be granted, the Lessee shall owe the Lessor an amount over and above the rent corresponding with the amount of V.A.T. that would have been payable had the application been granted. If an application is granted with effect from a later date than requested, the Lessee shall owe the Lessor an amount over and above the rent corresponding with the amount of V.A.T. as of the agreed commencement date up to the date of commencement of the taxed rent.

15.3 If the Lessee shows the application was not granted or not granted on the agreed date by the Lessor's action, the amount corresponding with the V.A.T. as referred to in 15.2, shall not be payable.

OTHER TAXES, EXPENSES, LEVIES, PREMIUMS ETC.

15.4  The Lessee shall pay, even if the Lessor is assessed for the same:

a. the real estate tax and the district water board charges or polder dues regarding the actual use of the Leased Premises and the actual joint use of service areas, general areas and areas in common use;

b. other current or future taxes, sufferance dues, charges, levies and utilisation taxes with respect to the Leased Premises and property of the Lessee, except for the real estate tax and the district water board charges or polder dues in respect of the enjoyment under a right in rem and except for the sewerage charges;

                                                                  [LETTERHEAD]

c. environmental levies including surface water purification levies and charges for waste water purification and any other amounts on account of environmental protection.

15.5 If the Lessor or other lessees in the building or the complex are charged a higher premium for fire insurance for the building or the inventory of the Leased Premises or the complex of which the Leased Premises form part, as a consequence of the nature of performance of the profession or business of the Lessee, the Lessee shall reimburse the amount over and above the normal premium to the Lessor or such other lessees. The Lessor and the other lessees shall be free to choose their insurance company, to set the value insured and to assess the reasonableness of the premium payable.

"Normal Premium" shall be understood to mean the premium the Lessor of the Lessee may stipulate from any reputable insurer established in the Netherlands for the insurance of the Leased Premises or his inventory and goods, against fire risk at the time immediately preceding the conclusion of the lease, without taking account of the nature of the business or profession to be carried on by the Lessee in the Leased Premises, as well as - for the duration of the lease - each adjustment of this premium, which does not result from any change of the nature or extent of the risk insured.

SEVERABILITY

16.1 If several (natural or legal) persons have committed themselves as Lessees, they shall always be severally liable and each for the whole to the Lessor for all commitments arising from the lease. Suspension of payments or discharge by the Lessor to or of one of the Lessees or an offer to that effect, shall only concern such Lessee.

16.2 The commitments arising from the lease are severable, also with respect to the heirs and assigns of the Lessee.

UNTIMELY AVAILABILITY

17.1 If the Leased Premises are not available on the agreed commencement date of the lease, as a result of the fact that the Leased Premises are not ready on time - not being due to the Lessee's request -, the previous user has not vacated the Leased Premises on time or the Lessor has not yet obtained from the authorities the licenses for which he, the Lessee, is responsible, the Lessee shall be exempt from payment of rent or expenses for additional supplies and services until the date on which the Leased Premises are available to him and his other obligations and the agreed terms of the lease will be postponed accordingly. The price index date shall remain unchanged.

17.2 The Lessor shall not be liable for damage to the Lessee resulting from the delay, unless serious negligence or gross fault can be imputed to him in this respect.

17.3 The Lessee may not claim cancellation, unless the overdue delivery is a result of premeditated action or negligence on the part of the Lessor, and as a consequence leads to such a delay that the Lessee cannot reasonably be expected to uphold the agreement without amendments.

DATA PROTECTION ACT (WET PERSOONSREGISTRATIE)

18. If the Lessee is a natural person, the Lessee's personal data may have been recorded by the Lessor and the administrator (if any) in a personal data file.

DOMICILE

19.1 From the commencement date of the lease all communications from the Lessor to the Lessee relating to the fulfillment of this lease, shall be addressed to the Leased Premises.

19.2 The Lessee shall immediately notify the Lessor if he no longer actually carries on his business in the Leased Premises, stating his new domicile in the Netherlands.

19.3 In the event that the Lessee should leave the Leased Premises without giving the Lessor his new domicile in the Netherlands, the address of the Leased Premises shall be the Lessee's domicile.

COMPLAINTS

20. The Lessee shall submit his complaints and requests in writing. In urgent cases, he may do so by word of mouth. In such cases, the Lessee shall confirm his complaint or request in writing as soon as possible.

ADMINISTRATOR

21. Where an administrator is or has been appointed by the Lessor, the Lessee will consult the administrator in all matters relating to the lease.

                                                                  [LETTERHEAD]

FINAL CLAUSE

22. Should any part of the lease or of these General Conditions be null or voidable, this shall not affect the remaining parts of the lease and these General Conditions. In stead of the annulled or null part, the agreements which are nearest to what the parties would have agreed, had they known of the nullity or voidance, shall be considered to be agreed.

I, Willem Bek, sworn translator for the English Language, residing at Omloop 31, Middelburg, The Netherlands, sworn in at the District Court of Middelburg, do solemnly and sincerely declare that the following is a full, true and faithful translation made by me of the documents hereunto annexed, which were submitted to me for translation.



                                     [SEAL]



Signed, 21st April 1998

                                                                      [SEAL]



                               TENANCY AGREEMENT
                                  relating to:
                                Bennebroekerweg
                                   Rijsenhout

                                                                         [SEAL]

SPECIFICATIONS OF TENANCY AGREEMENT

- Property rented                  : unit 3 of business complex located at
                                     Bennebroekerweg, Rijsenhout (Netherlands)

- Lessor                           : Mateor II C.V.

- Lessee                           : Hawker Pacific Inc.

- Tenancy                          : 10 years

- Commencing date of tenancy       : 1st June 1998

- First payment of rent            : 1st June 1998

- Option period                    : yes, 5 years

- Term of notice                   : yes, 12 months

- Initial rent                     : NLG 180,000-annually

- VAT on rent                      : yes

- Service charge                   : none

- Time of payment                  : 3 months in advance

- Market-related rent adjustment   : yes

- Indexation                       : yes, annually, for the first time on 1st
                                     June 1999 on the basis of "CPI-Werknemers
                                     Laag" (1995=100) [Consumer Price Index
                                     published by the Dutch Central Bureau of Statistics]

- Bank guarantee                   : yes, to an amount of 3 months' rent
                                     inclusive of VAT

- Manager                          : lessor

- Extraordinary provisions         : see Section 9

                                                                       [SEAL]
--------------------------------------------------------------------------------
TENANCY AGREEMENT FOR OFFICE SPACE
AND OTHER BUSINESS ACCOMMODATION NOT UNDER SECTION 7A:1624 BW [Dutch Civil Code]
                                 ---
--------------------------------------------------------------------------------
Laid down in accordance with the model by the Raad voor Onroerende Zaken [Dutch Real Estate Council] in February 1996. Referral to this model is exclusively permitted if the completed, added or variant text is clearly recognisable as such. Additions and variations are preferably to be included under the heading "extraordinary provisions". Liability for adverse consequences of the use of the text of the model is excluded by the Council.
--------------------------------------------------------------------------------

The undersigned


Mateor II C.V.
domiciled at Amsterdam,

                                hereinafter called 'lessor',

represented by Mr. H. van Luling

and

Hawker Pacific Inc.
Domiciled at Nieuw-Vennep,

                                hereinafter called 'lessee',

- filed in the Register of Commercial Enterprises at Haarlem
- file No. 34063957
- represented by Mr E.R. Lepelaar

agree to the following:


THE PROPERTY RENTED, PURPOSE, USE

1.1 This tenancy agreement relates to the business accommodation, hereinafter called 'the property', locally known: Bennebroekerweg at Rijsenhout and consisting of approx. 300 m2 office space and approx. 810 m2 business accommodation (unit 3), and further specified on the drawing of the property which has been certified by the parties and is part of this document to which it is attached.

1.2 The property may exclusively be used as office and business accommodation.

                                                                          [SEAL]

1.3 The lessee is not allowed to put the property to any other use than is described in 1.2 without prior written approval from the lessor.

1.4 The highest acceptable load of the floor(s) of the property is 250 kgs.m2 for office space and 2,000 kgs/m2 for business accommodation.

CONDITIONS

2.1 This agreement includes the general provisions of the tenancy agreement for office space and other business accommodation NOT under
     Section 7A: 1624 BW [Dutch Civil

 Code], filed with the registry of the
     court at The Hague, Netherlands, on 29th February 1996 and filed there under number 34/1996, hereinafter called "general provisions". The contents of these general provisions are known to the parties. The lessee has received a copy of the general provisions.

2.2 The provisions referred to in 2.1 are applicable except where this agreement expressly departs from these provisions or if application of these provisions is not possible in relation to the property.

DURATION, EXTENSION AND TERMINATION

3.1 This agreement has been entered for the duration of 10 years, starting on 1st June 1998 to 31st May 2008 inclusive.

3.2 After expiration of the period stated in 3.1 this agreement shall be continued for a consecutive period of 5 years, that is to 31st May 2013 inclusive.

     Subsequently this agreement is continued for consecutive periods of 5 years each.

3.3 Termination of this agreement is effected by giving notice towards the end of a tenancy period and is subject to a term of notice of at least 12 months.

3.4  Termination must be effected by means of a writ or by registered mail.

3.5 Premature termination of this agreement is possible under a circumstance as referred to in 7 of the general provisions.

PAYMENT OBLIGATION, TIME OF PAYMENT

4.1  The payment obligation of the lessee consists of:
     - the rent;



Initials of lessor: [initials]                    Initials of lessee: [initials]

                                                                          [SEAL]

     - the fee for the attendant deliveries and services including the sales tax due;
     - the sales tax due on the rent or else a corresponding amount, in accordance with and in compliance with 15.2 and 15.3 of the general provisions, provided that the parties agree on a rent taxed with sales tax.

4.2  The rent amounts to NLG 180,000.- annually.
     In words: one hundred and eighty thousand Dutch guilders.

4.3 The rent is adjusted for the first time on 1st June 1999, and subsequently annually on 1st June in accordance with 4.1 and 4.2 of the general provisions.

4.4 The fee for attendant deliveries and services is determined in accordance with 12 of the general provisions. As specified there, a system of advance payments with clearance later is applied to this fee.

4.5 The payments to be made by the lessee to the lessor are payable in one amount in advance in consecutive instalments as specified in 4.6 and must be settled in full before or on the first day of the period to which the payments relate.

4.6 Per instalment of 3 (three) calendar months the payment obligation amounts to: NLG 45,000.-.
     In words: forty-five thousand Dutch guilders; this amount is exclusive of sales tax.

4.7 In view of the commencing date of the rent the first instalment relates to 1st June 1998 to 30th June 1998 inclusive and the amount due for this first period is NLG 15,000.- exclusive of sales tax. The lessee shall settle this amount inclusive of such sales tax as is due before or on 1st June 1998.

SALES TAX

5.1 All amounts mentioned in this agreement are exclusive of sales tax. The lessee must pay sales tax on the fee for attendant deliveries and services. In case of taxed letting this also applies to the rent. The sales tax is charged by the lessor and must be settled together with the rent and the fee for attendant deliveries and services or the advance payment on these.



Initials of lessor: [initials]                    Initials of lessee: [initials]

                                                                          [SEAL]

5.2 The parties agree that the lessor charges the lessee sales tax on the rent.

5.3 If it has been agreed that sales tax on the rent is charged, the lessee hereby grants the lessor and the lessor's legal successor(s) irrevocable powers also on the lessee's behalf to lodge a request as referred to in Section 11, Subsection 1 under b, 5-DEG.- of the Wet op de omzetbelasting 1968 [Sales Tax Act 1968] (option request for taxed letting). If so desired the lessee shall co-sign the request and place the lessor in possession of it again within 14 days after having received the request from the lessor.

DELIVERIES AND SERVICES

6. In relation to attendant deliveries and services to be arranged by or on account of the lessor the parties agree on the following:
       Not applicable.

BANK GUARANTEE

7. The amount of the bank guarantee referred to in 8.1 of the general provisions is NLG 52,875.-
       In words: fifty-two thousand eight hundred and seventy-five Dutch guilders.

MANAGER

8. Until the moment when the lessor announces otherwise the lessor acts as manager, telephone No. 0297-32 40 83.

9.     EXTRAORDINARY PROVISIONS

VAT

9.1.1  Section 4.1, third dash, is replaced by: "the sales tax due on the rent or else a corresponding amount, in accordance with and in compliance with 9.1.2 to 9.1.8 inclusive of the general provisions. The provisions in 15.2 and 15.3 of the general provisions which are part of this agreement are hereby expressly declared not applicable".

9.1.2 The lessee and lessor expressly state that the point of departure for determining the rent has been the fact that the lessee shall use the property permanently for the percentage set down by the law or the minimum percentage yet to be determined for performances entitling to deduction of VAT, in such a way that taxed renting or taxed letting can be opted for.


Initials of lessor: [initials]                    Initials of lessee: [initials]

                                                                          [SEAL]

9.1.3 If the lessee does not (any longer) use the property for performances entitling to deduction of VAT as referred to in 9.1.2, the lessee no longer owes VAT on the rent to the lessor, but then, starting from the date on which the letting is exempt from VAT, the lessee owes the lessor such an amount as a separate fee in addition to the rent exclusive of VAT that the lessor is fully compensated for:

       1. The VAT on the operating costs for the property and/or investments therein which is not (any longer) deductible as a result of the lapsing of the taxed letting.

       2. The VAT which the lessor, as a result of the lapsing of the taxed letting on account of recalculation as referred to in Section 15, Subsection 4 of the Wet op de omzetbelasting 1968 [Sales Tax Act 1968] or revision as referred to in Sections 11 to 13 inclusive of the Uitvoeringsbeschikking omzetbelasting 1968 [Sales Tax Implementing Order 1968], must repay to the Revenue and/or which the lessor can no longer get back from the Revenue.

       3. All other damage incurred by the lessor as a result of the lapsing of the taxed letting.

9.1.4 When a situation as referred to in 9.1.3 occurs the lessor shall inform the lessee what amounts must be paid by the lessor to the Revenue and give insight in the other damage as referred to in 9.1.3.
       The lessor shall co-operate if the lessee wishes to have the statement of the lessor checked by an independent auditor. The costs of this are for the lessee's account. The financial loss to be incurred by the lessor, as a result of the lapsing of the taxed letting, must be settled by the lessee at the first request of the lessor.

9.1.5 The provisions in 9.1.3 and 9.1.4 also apply if the option request for taxed letting under Section 11 Subsection 1 under b, 5-DEG.- of the Wet op de omzetbelasting 1968 [Sales Tax Act 1968] is not granted by the Revenue for whatever reason. The provisions in 9.1.3 and 9.1.4 also apply if the option request is granted starting from a later date than was requested, for the period from the agreed commencing date of the taxed letting to the commencing date of the rent taxed with sales tax.
       However, if the lessee proves that the option request has not been granted at all or has not been granted on the agreed date through a fault of the lessor, the lessee does not owe the compensation mentioned in 9.1.3.

9.1.6 The lessee is bound to notify the lessor within four weeks after the conclusion of the financial year in which the lessee started to rent the property (also if it has fully or partly been given into use to a third party) by means of a signed declaration whether the lessee has used the property for purposes for which a full or virtually full (at least 90%) entitlement to deduction of VAT exists on the basis of Section 15 of the Wet op de omzetbelasting 1968 [Sales Tax Act 1968].


Initials of lessor: [initials]                    Initials of lessee: [initials]

                                                                       [SEAL]

       Furthermore, if the property (also if it has been given fully or partly into use to a third party) has not been used for purposes for which a full or virtually full (at least 90%) entitlement to deduction of VAT exists on the basis of Section 15 of the Wet op de omzetbelasting 1968 [Sales Tax Act 1968], the lessee is bound to notify the lessor within four weeks after the conclusion of the financial year concerned by means of a signed declaration.

       In both cases the lessee is bound to send a copy of the declaration to the tax inspector within the same period.

9.1.7 If the lessee does not comply with the obligation to provide information as referred to above or if it appears afterwards that the lessee has departed from the wrong point of departure and the lessor has consequently, as appears afterwards, wrongly charged VAT on the rent, the lessee is in default and the lessor is entitled to recover the financial loss resulting from this from the lessee. This loss concerns the full relevant VAT payable to the Revenue by the lessor increased by interest and possible rises, as well as the VAT not to be deducted by the lessor.

       This Subsection provides for a damage claim settlement in case the taxed letting should end in retroaction, this in addition to the arrangement described in 9.1.3 and 9.1.4. The extra damage which is incurred by the lessor as a result of this retroactive effect, is claimable from the lessee outright, fully and as a lump sum. The lessor shall co-operate if the lessee wishes to have the statement of this extra damage of the lessor checked by an independent auditor. The cost of this is for the lessee's account.

9.1.8 The provisions in 9.1.3, 9.1.5 and 9.1.7 are also applicable if the lessor, after termination of the tenancy agreement, premature or otherwise, is confronted with damage as a result of the lapsing of the taxed letting agreed on by the parties, which damage is claimable from the lessee by the lessor outright, fully and as a lump sum.

LEAVING BEHIND BUILT-IN COMPONENTS

9.2 The lessee is allowed to leave behind the built-in components installed in the property at the end of the tenancy agreement. The attached drawings of the lay-out of the ground floor and the first floor are the point of departure for the state of the property at vacating and delivering the property at the end of the tenancy.


Initials of lessor: [initials]                   Initials of lessee: [initials]

                                                                       [SEAL]

PENALTY ARRANGEMENT

9.3 Contrary to Section 3.1 the lessee is entitled to terminate this agreement prematurely after 5 years, in which case the lessee must observe a 12 months' notice. Termination can only take place towards the end of a month. If a lessee makes use of this possibility to give notice, the following penalty arrangement applies:

       On departure as of 1st June 2003 50% of the ruling annual rent; on departure as of 1st June 2004 40% of the ruling annual rent; on departure as of 1st June 2005 30% of the ruling annual rent; on departure as of 1st June 2006 20% of the ruling annual rent; on departure as of 1st June 2007 10% of the ruling annual rent; on departure as of 1st June 2008 0% of the ruling annual rent;

       Or the pro rata part if termination does not take place as of 1st June;

COMPLETION

9.4 On the basis of the offer of 6th November 1997 by v.o.f. Bouwbedrijf Van Luling, on the understanding that the full "completion" of the property shall take place and the execution of the work is the criterion and NOT the estimate of the work, and on the basis of the fax of 6th February 1998 from Beekman Sorensen Bedrijfsmakelaardij. Both documents have been attached to the agreement.

OPTION RIGHT

9.5 The option right mentioned in Section 3.2 is a unilateral option right of the lessee, therefore the tenancy cannot be terminated by the lessor on the basis of this Section.

REVIEW OF THE MARKET-RELATED RENTABLE VALUE ADJUSTMENT

9.6 Without prejudice to a rent adjustment on the basis of 4.3 of the tenancy agreement each of the parties is authorised to desire adjustment of the rent to the market-related rentable value. This adjustment can take place for the first time as of 1st June 2008 and subsequently after every period of at least 5 (five) years after the latest adjustment of the rent to the market-related rentable value. If a party wishes to make use of this power, this party shall notify the other party by means of a registered letter with an advice of delivery at the latest 12 (twelve) months before the date on which the rent adjustment must take effect.

       If the parties have not come to an agreement about the adjustment of the rent to the market-related rentable value within 2 (two) months after receipt of this notification, the rent shall be determined by three experts.


Initials of lessor: [initials]                   Initials of lessee: [initials]

                                                                         [SEAL]

          When determining the rent the experts are to receive the assignment to take into account everything that has been agreed between the parties in relation to the property as well as the circumstances of the case, such as the location, size, lay-out and quality of the property and the facilities in and around the property, as well as the rent of comparable business accommodation which rent has been agreed mutually or has been determined by the court.

          Of these three experts one is appointed by each of the parties within 14 (fourteen) days after a party has received the request in this matter from the other party. An expert must make known within 8 (eight) days after the date of the assignment whether he accepts this assignment.

          The third expert is appointed by these two experts within 8 (eight) days after they have both accepted their appointment. The judgement of the third expert is decisive in default of agreement between the experts about the rent to be determined. If one of the parties should fail to appoint an expert or if the experts appointed by the parties do not succeed in appointing the third expert, the complainant may request the president of the Chamber of Commerce and Factories of the district in which the property is located, to appoint the expert(s).

          A party bears the costs of the expert appointed by this party. The costs of the third expert are borne half each by both parties. The experts are assigned to report within 6 (six) weeks after their appointment has been definitely settled.

          After the rent has been adjusted to the market-related rentable value, the first rent indexation takes place on the date agreed in
          4.3 of the tenancy agreement on the understanding that the rent indexation is effected in proportion over the period which has lapsed since the date of the adjustment of the rent to the market-related rentable value.

Executed in duplicate at Rijsenhout/Nieuw-Vennep.


Lessor:                                              Lessee:
MATEOR II C.V.                                       Hawker Pacific Inc.

H. van Luling                                        E.R. Lepelaar
Date: 13th March 1998                                Date: 13th March 1998

[signature]                                          [signature]



Initials of lessor: [initials]                   Initials of lessee: [initials]